UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

MID PENN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13677	25-1666413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Union Street, Millersburg, Pennsylvania	17061
(Address of principal executive offices)	(Zip Code)

(717) 692.2133

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 30, 2008, Mid Penn Bancorp, Inc. (the “Company”) issued a press release announcing that Alan W. Dakey, President and Chief Executive Officer of the Company and Chairman, President and Chief Executive Officer of Mid Penn Bank, the wholly owned banking subsidiary of the Company (the “Bank”), had resigned as an employee, officer and director of the Company and the Bank effective October 29, 2008. The resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In accepting the resignation, the Company and the Bank agreed that Mr. Dakey would be entitled to all of the payments and benefits provided under his employment agreement with the Bank in the event of a termination without cause.

(c) The Board of Directors of the Company has appointed Edwin D. Schlegel, Chairman of the Company, as interim President and CEO of the Company and interim Chairman, President and CEO of the Bank. The Executive Committee of the Board of the Company will act as a search Committee to seek a permanent replacement for Mr. Dakey

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated October 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

MID PENN BANCORP, INC.
(Registrant)

Dated: October 30, 2008	/s/ Kevin W. Laudenslager
Treasurer and Chief Financial Officer